EXHIBIT 15(dd)


                                  SUPPLEMENT TO
                  DISTRIBUTION PLAN FOR IVY FUND CLASS B SHARES


         WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

         WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated October 23, 1993 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

         WHEREAS, the Board of Trustees of Ivy Fund, pursuant to Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class B Shares of a new Portfolio of Ivy Fund referred to as Ivy US Blue Chip Fund.

         NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class B shares of Ivy US Blue Chip Fund, Ivy Fund hereby adopts this Supplement as of the 2nd day of November, 1998.


                                    IVY FUND



                                     By:      KEITH J. CARLSON
                                     Keith J. Carlson, President